Exhibit 10.12
February 3, 2006
GSC Capital Corp.
500 Campus Drive
Suite 220
Florham Park, NJ 07932
Dear Sirs and Mesdames:
     We refer to the management agreement (the “Management Agreement”) between you and us dated as of July 11, 2005. This letter confirms our understanding of the new fee arrangement regarding investments made by you in collateralized debt obligations managed by us (“GSCP CDOs”).
     With respect to investments made directly or indirectly by you in GSCP CDOs:
(a)	while you directly or indirectly hold 100% of the equity or equity equivalent of any GSCP CDO, if the total aggregate fees payable on an annual basis by the GSCP CDO(s) to us in respect of the management of the CDO(s) (the “CDO Management Fees”) are equal to or less than the total aggregate fees payable on an annual basis by you to us in respect of the management of you (the “REIT Management Fee”) calculated in accordance with the Management Agreement, the REIT Management Fee will be reduced on a dollar-for-dollar basis by the amount of the fees paid by such GSCP CDO to us (without regard to the amount of your investment in such CDOs); provided, however, that the REIT Management Fee payable by you, after giving effect to any reductions, shall never exceed the amounts specified to be paid by you in the Management Agreement;

(b)	in the event that you hold less than 100% of the equity or equity equivalent of any GSCP CDO, the REIT Management Fee will be reduced on a dollar-for-dollar basis by an amount equal to the reduction set forth in (a), after giving effect to a pro-rata decrease in the amount available for such reduction in respect of any portion of the equity or equity equivalent of such GSCP CDO not directly or indirectly held by you;

(c)	if the CDO Management Fees exceed the total REIT Management Fees calculated in accordance with the Management Agreement,

there shall be no further reduction due to you and we will be entitled to retain the CDO Management Fees in excess of the REIT Management Fees; and

(d)	in connection with the payment of the REIT Management Fees and the CDO Management Fees, we will provide quarterly reconciliations which set forth in reasonable detail the calculations of the various CDO Management Fees and the reductions due to you and any payment of CDO Management Fees to us.
     We reserve the right to change the foregoing fee arrangement at any time and adopt a new fee arrangement so long as any new fee arrangement complies with the minimum requirements of the Management Agreement.
Very truly yours,

GSCP (NJ), L.P.

GSCP (NJ), Inc., its general partner

By:	/s/ David L. Goret
Name: David L. Goret
Title: Managing Director and Secretary
Acknowledged and Agreed:
GSC CAPITAL CORP.

By:	/s/ April M. Spencer

	Name:	April M. Spencer
	Title:	Chief Financial Officer, Secretary and Treasurer

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